UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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SPS Commerce, Inc.

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333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

March 31, 2017

Dear Stockholders:

You are cordially invited to join us for our 2017 annual meeting of stockholders, which will be held on Tuesday, May 23, 2017, at 8:00 a.m., Central Time, at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. The notice of annual meeting of stockholders and the proxy statement that follow describe the business to be conducted at the meeting. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number, using the internet or you may sign, date and mail a proxy card which can be requested and mailed to you free of charge. Instructions regarding the three methods of voting are contained in the proxy materials.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2016 Annual Report to Stockholders (the “Annual Report”). The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

We look forward to seeing you at the annual meeting.

Sincerely,

Archie C. Black

President and Chief Executive Officer

333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 23, 2017, at 8:00 a.m., Central Time

Place:	2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Items of Business:	1.	The election of seven directors, each for a one-year term.

2.	The approval of the Amended and Restated Management Incentive Plan.

3.	Ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the fiscal year ending December 31, 2017.

4.	An advisory vote on approval of the compensation of our named executive officers.

5.	Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 28, 2017.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. To submit your proxy vote, you may follow the instructions for voting via telephone or the internet as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Our vote tabulator is Broadridge Financial Solutions, Inc., and no postage is required if the request for a paper copy of the proxy materials is mailed in the United States.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to stockholders on or about April 6, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2017

The Notice of Internet Availability of Proxy materials, our proxy statement and 2016 Annual Report are available at www.proxyvote.com.

By order of the board of directors,

Archie C. Black

President and Chief Executive Officer

March 31, 2017

Voting Methods

The accompanying proxy statement describes important issues affecting SPS Commerce, Inc. If you are a stockholder of record, you have the right to vote your shares by telephone, through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Internet voting is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 22, 2017.

b.	Please have your Notice or proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

2.	BY MAIL (if you vote by Internet, please do not mail your proxy card)

a.	If you received a Notice, first request a paper copy of the proxy materials as directed in the Notice.

b.	Mark, sign and date your proxy card.

c.	Return it in the postage-paid envelope provided.

3.	BY TELEPHONE (if you vote by telephone, please call the toll-free number on your pro)

a.	You will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions.

b.	Call the toll-free number on your Notice or proxy card, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 22, 2017.

c.	Please have your Notice or proxy card available and follow the additional steps when prompted.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

i

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2017

The board of directors of SPS Commerce, Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 23, 2017, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, and management will report on matters of current interest to our stockholders and respond to questions from our stockholders. The matters outlined in the notice include the election of directors, the approval of the Amended and Restated Management Incentive Plan, the ratification of the selection of our independent auditor for 2017, and an advisory vote on approval of the compensation of our named executive officers.

Who is entitled to vote at the meeting?

The board of directors has set March 28, 2017 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 28, 2017, you are entitled to vote at the meeting. As of the record date, 17,200,526 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 17,200,526 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2017 annual meeting of stockholders. These executive officers are Archie C. Black and Kimberly K. Nelson.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by Securities and Exchange Commission rules, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Availability contains instructions on how to request a printed set of proxy materials, which we will provide to stockholders upon request at no cost to the requesting stockholder within three business days after receiving the request.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How do I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	over the internet using www.proxyvote.com,

•	over the telephone by calling a toll-free number; or

•	signing, dating and mailing the proxy card in the envelope provided.

To vote by telephone or the internet, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for stockholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Material, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the approval of the Amended and Restated Management Incentive Plan;

•	FOR the ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2017; and

•	FOR the advisory approval of the compensation of our named executive officers.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2017;

•	FOR the approval of the Amended and Restated Management Incentive Plan; and

•	FOR the advisory approval of the compensation of our named executive officers.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the stockholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2017, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2017, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by telephone or the internet before 11:59 p.m. Eastern Time on Monday, May 22, 2017;

•	by submitting a later-dated proxy to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

The seven directors who receive a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor and the approval of our Amended and Restated Management Incentive Plan.

If the advisory vote on the compensation of our named executive officers receives more votes “for” than “against,” then it will be deemed approved.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to ratify the selection of KPMG LLP as our independent auditor and approve our Amended and Restated Management Incentive Plan, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. Abstentions will have no effect on the advisory vote to approve the compensation of our named executive officers.

How can I attend the meeting?

All of our stockholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

SPS Commerce pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies by mail. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our board of directors is seven. Upon recommendation of the governance and nominating committee, which acts as the nominating committee of the board of directors, the board has nominated seven current members of the board of directors for election at our 2017 annual meeting, who are Archie C. Black, Martin J. Leestma, James B. Ramsey, Tami L. Reller, Michael A. Smerklo, Philip E. Soran and Sven A. Wehrwein. These nominees will each be a candidate for election to the board of directors to serve until our 2018 annual meeting or until his or her successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. The seven nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than seven directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our board of directors.

The board of directors recommends a vote FOR the election of the seven director nominees. Proxies will be voted FOR the election of the seven nominees unless otherwise specified.

Set forth below is biographical information for each of the nominees for election as a director. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

ARCHIE C. BLACK:    Age 54, President, Chief Executive Officer and Director since 2001. Mr. Black joined us in 1998 as our Senior Vice President and Chief Financial Officer and served in those capacities until becoming our President and Chief Executive Officer. Prior to joining us, Mr. Black was a Senior Vice President and Chief Financial Officer at Investment Advisors, Inc. in Minneapolis, Minnesota, where he directed both the Minneapolis and London organizations. Prior to Investment Advisors, he spent three years at Price Waterhouse. Mr. Black serves on the board of directors of Proto Labs, Inc., a public manufacturing company.

Mr. Black’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive management, financial, and operational experience as well as his experience with our company.

MARTIN J. LEESTMA:    Age 58, Director since March 2006 and was Chairman from March 2011 to May 2014. Mr. Leestma is Chief Executive Officer and Chairman of the board of directors for Forthright Solutions, a solution provider for regulatory and legal compliance programs, and he has served as Chief Executive Officer since November 2011 and Chairman since 2008. Prior to Forthright, Mr. Leestma served as the President, Chief Executive Officer, and a member of the board of directors for Retek Information Systems, a software company, from 2003 to 2005, during which time Retek was a publicly traded company. Prior to joining Retek, he was Global Managing Partner of Retail Technology at Accenture from 1996 to 1999 and Managing Partner of North American Consumer Goods & Services from 1999 to 2002. He became Global Industry Managing Partner — Retail & CG&S industries in 2002. He became Global Industry Managing Partner – Retail & CG&S Industries in 2002 and served in this role until his departure in 2003. From 2005 to 2008, he served as an independent business consultant. Mr. Leestma also serves on the board of directors for Kipsu, a private texting and digital messaging company, and Xsell Technologies, a private digital dialogue company.

Mr. Leestma’s qualifications to serve on our board of directors include, among other skills and qualifications, his general business experience due to his work as an independent business consultant and his experience with public companies as the Chief Executive Officer of Retek Information Systems from 2003 to 2005.

JAMES B. RAMSEY:    Age 44, Director since March 2014. Mr. Ramsey is co-founder and board member at Vlocity Inc., a provider of industry-specific cloud CRM applications. Mr. Ramsey also serves on the boards of Ambra Health (formerly DicomGrid) and Flipgrid, Inc. Previously, Mr. Ramsey served as the Executive Vice President of Worldwide Sales and Distribution at NetSuite Inc., a publicly traded SaaS company, from 2011 to 2013. Prior to NetSuite, Mr. Ramsey served in various sales management roles at Oracle Corporation.

Mr. Ramsey’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience in software sales and in rapidly scaling sales organizations with NetSuite and Oracle.

TAMI L. RELLER:    Age 52, Director since May 2016. Ms. Reller is an Executive Vice President and Chief Financial Officer at Optum, a division of UnitedHealth Group. From April 2001 until September 2014, Ms. Reller served in several executive roles with Microsoft Corporation including Executive Vice President of Marketing, Windows Chief Financial Officer and Chief Marketing Officer, Divisional Chief Financial Officer and Corporate Vice President of Dynamics. She was also the Chief Financial Officer of Great Plains Software from 1999 to 2001, until the company was acquired by Microsoft Corporation.

Ms. Reller’s qualifications to serve on our board of directors include, among other skills and qualifications, her extensive experience steering and managing software companies, her capabilities in financial understanding and auditing review, and her general business knowledge.

MICHAEL A. SMERKLO:    Age 47, Director since January 2014. Mr. Smerklo served as the Chairman of the board of directors for ServiceSource International Inc., a publicly traded company that provides recurring revenue management solutions for technology-based companies, a position from which he retired in 2015. He was the Chief Executive Officer of ServiceSource from 2003 to 2014. Prior to ServiceSource, Mr. Smerklo held executive positions at Opsware (previously Loudcloud), Morgan Stanley, and Lehman Brothers. Mr. Smerklo currently serves as Co-Founder and Managing Director of Next Coast Ventures, an early stage technology venture capital firm that he founded in late 2015.

Mr. Smerklo’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive experience with software and internet services companies as well as his experience with public companies as the Chief Executive Officer of ServiceSource.

PHILIP E. SORAN:    Age 60, Director since July 2010 and Chairman since May 2014. Mr. Soran is currently the Executive Chairman of Flipgrid, Inc. Mr. Soran served as President, Chief Executive Officer, and a director of Compellent Technologies, Inc., a publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011, after which he served as the President of Dell Compellent from February 2011 to March 2012. Mr. Soran also serves on the board of directors for Piper Jaffray Companies, a publicly traded investment bank and asset management firm and Help Systems, LLC, a privately held software company. From July 1995 to August 2001, Mr. Soran served as President, Chief Executive Officer, and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From October 1993 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. Mr. Soran also held a variety of management, sales, marketing, and technical positions with IBM, and served on the board of directors of Hutchinson Technology Incorporated, a public manufacturing company, from 2011 until its acquisition by TDK Corporation in the fall of 2016.

Mr. Soran’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience as a chief executive officer of a publicly traded company and his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board.

SVEN A. WEHRWEIN:    Age 66, Director since July 2008. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his 35-plus years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging growth companies, chief financial officer, and audit committee chair. He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts and a publicly traded company, and Atricure, Inc., a publicly traded medical device company. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, on the board of Cogentix Medical, Inc. from 2006 to 2016, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning, and auditing expertise, given experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The board of directors conducts its business through meetings of the board and the following standing committees: audit, compensation, and governance and nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.spscommerce.com. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics relating to the conduct of our business by our directors, officers and employees, which is posted on our website at www.spscommerce.com.

Director Independence

As required under The NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. The board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our Company, our management and our independent registered public accounting firm, the board of directors has affirmatively determined that all of our Company’s directors are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market, except for Mr. Black, our current President and Chief Executive Officer.

As required under The NASDAQ Stock Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board to be independent within the meaning of The NASDAQ Stock Market rules and regulations.

Board Leadership Structure

Mr. Soran, a non-employee independent director, has served as our chairman of the board of directors since May 2014, while Mr. Black serves as our President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. Our Corporate Governance Guidelines require our chairman and Chief Executive Officer positions to be separate because the board of directors believes that having separate positions and having an independent director serve as chairman of the board is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. Effective as of the date of our annual meeting of stockholders, our board of directors has decided to appoint Mr. Smerklo as our chairman, succeeding Mr. Soran.

Board Involvement in Risk Oversight

Our management is responsible for identifying the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board of directors’ responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for identifying or managing our various risks. The audit committee of the board of directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight and the board of directors is primarily responsible for monitoring management’s responsibility in our other areas of risk management. Accordingly, management regularly reported to the audit committee and the board of directors on risk management during 2016. The audit committee, in turn, reports on the matters discussed at the committee level to the full board. The audit committee and the full board focus on the material risks facing us, including financial, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the compensation committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective internal controls and sound risk management. The board of directors believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Committees

The board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Each of our committees has a charter and each charter is posted on our website. The following sets forth the membership of each of our committees as of March 28, 2017.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee

Archie C. Black

Martin J. Leestma	X	Chair

James B. Ramsey		X	Chair

Tami L. Reller	X

Michael A. Smerklo		X

Philip E. Soran	X		X

Sven A. Wehrwein	Chair		X

Audit Committee

Among other matters, our audit committee:

•	evaluates the qualifications, performance and independence of our independent auditor and reviews and approves both audit and non-audit services to be provided by the independent auditor;

•

discusses with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	oversees our investment policy; and

•	prepares the audit committee report that SEC rules require to be included in our annual proxy statement and annual report on Form 10-K.

Each of the members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Our board of directors has determined that Mr. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. Each member of our audit committee satisfies the NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act.

Compensation Committee

Our compensation committee reviews and approves on an annual basis the goals and objectives relevant to our Chief Executive Officer’s compensation and annually reviews the evaluation of the performance of our executive officers and approves our executive officers’ annual compensation. Our compensation committee also administers the issuance of stock options and other awards under our 2010 Equity Incentive Plan.

Governance and Nominating Committee

Our governance and nominating committee identifies individuals qualified to become members of the board of directors, recommends individuals to the board for nomination as members of the board and board committees, reviews the compensation paid to our non-employee directors and recommends any adjustments in director compensation and oversees the evaluation of our board of directors.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the board of directors and of the committees on which they serve, as well as our annual meeting of stockholders. Our board of directors held six meetings during 2016 and acted by written consent four times. The audit committee of the board met eight times, the compensation committee of the board met nine times and acted by written consent six times (including any subcommittee written consents), and the governance and nominating committee of the board met five times and acted by written consent two times. Each of our directors attended at least 75% of the meetings of the board of directors and the committees on which he or she served during 2016.

Procedures for Contacting the Board of Directors

Stockholders who wish to communicate with the board of directors may do so by writing to the board or a particular director in care of the Secretary of the Company. All communications will initially be received and processed by the Secretary of the Company, who will then refer the communication to the appropriate board member (either the director named in the communication, the chairperson of the board committee having authority over the matter raised in the communication, or the chairperson of the board in all other cases). The director to whom a communication is referred will determine, in consultation with our counsel, whether a copy or summary of the communication will be provided to the other directors. The board of directors will respond to communications if and as appropriate.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in Article II, Section 2.4(a)(2) of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day (February 22, 2018), nor earlier than the 120th day (January 23, 2018), prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Your notice also must set forth the following information for you and any beneficial owner on whose behalf you make a nomination: (i) the name and address of the stockholder, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our capital stock, held by you and such beneficial owner or to which either is a party; (iii) a description of all arrangements or understandings between you and any such beneficial owner and any other person or persons (including their names) regarding the nomination; (iv) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; and (v) a description of any other information relating to you and any such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the governance and nominating committee takes into account many factors. The board of directors selects and recommends to stockholders qualified individuals who, if added to the board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. These considerations are made in the context of an assessment of the perceived needs of the board of directors at the particular point in time. We do not have a formal policy with respect to diversity, however, the board of directors seeks to have a board that represents diversity as to gender, race, ethnicity and background experiences. We are committed to inclusiveness and as such, when searching for director nominees, the governance and nominating committee endeavors to include highly qualified diverse candidates (including gender, race and ethnicity) in the pool from which nominees are chosen. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402, Attention: Chief Financial Officer, stating in detail the characteristics that make the candidate a suitable person to serve on our board of directors in light of our Corporate Governance Guidelines.

Director Compensation

The table below sets forth the compensation provided to our non-employee directors during 2016. Mr. Black’s compensation is set forth under “–Summary Compensation Table” because he served as our President and Chief Executive Officer during that year. Mr. Black did not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)
Michael B. Gorman(2)	14,899	—	—	14,899
Martin J. Leestma(3)	45,915	52,950	52,989	151,854
James B. Ramsey(4)	38,147	52,950	52,989	144,086
Tami L. Reller(5)	19,247	52,950	163,981	236,178
Michael A. Smerklo(6)	34,294	52,950	52,989	140,233
Philip E. Soran(7)	50,640	52,950	52,989	156,579
Sven A. Wehrwein(8)	48,801	52,950	52,989	154,740

(1)	Represents the grant date fair value of the stock and option awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for financial reporting purposes please refer to Note I to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017.

(2)	As of December 31, 2016, Mr. Gorman held no shares of unvested restricted stock and options to purchase an aggregate of 15,274 shares of our common stock, all of which were vested.

(3)	As of December 31, 2016, Mr. Leestma held 254 shares of unvested restricted stock and options to purchase an aggregate of 35,135 shares of our common stock, 34,286 of which were vested.

(4)	As of December 31, 2016, Mr. Ramsey held 254 shares of unvested restricted stock and options to purchase an aggregate of 14,360 shares of our common stock, 12,855 of which were vested.

(5)	As of December 31, 2016, Ms. Reller held 254 shares of unvested restricted stock and options to purchase an aggregate of 9,967 shares of our common stock, 3,824 of which were vested.

(6)	As of December 31, 2016, Mr. Smerklo held 254 shares of unvested restricted stock and options to purchase an aggregate of 12,689 shares of our common stock, 11,605 of which were vested.

(7)	As of December 31, 2016, Mr. Soran held 254 shares of unvested restricted stock and options to purchase an aggregate of 32,463 shares of our common stock, 31,614 of which were vested.

(8)	As of December 31, 2016, Mr. Wehrwein held 254 shares of unvested restricted stock and options to purchase an aggregate of 21,870 shares of our common stock, 21,021 of which were vested.

For 2016, our director compensation policy provided that each non-employee director receive a stock option to purchase up to $53,000 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). These awards vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, 2016, provided the recipient remains a member of the board as of the vesting date. In addition, each non-employee director receives an initial stock option grant to purchase up to $111,000 of shares of our common stock in connection with appointment to the board calculated as the grant date fair value of the option computed in accordance with ASC Topic 718. All stock options granted under the policy have an exercise price equal to the fair market value of our common stock on the date of grant in accordance with our 2010 Equity Incentive Plan.

Our director compensation policy for 2016 also provided that each non-employee director received a restricted stock award of $53,000 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director calculated as the grant date fair value of the option computed in accordance with ASC Topic 718. These restricted stock awards vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, 2016, provided the recipient remains a member of the board as of the vesting date.

We also reimbursed our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Non-employee directors receive cash fees in addition to the equity awards described above. As of the date of the 2016 annual meeting of stockholders, we made no changes to the cash fees except as set forth below. Effective as of our 2016 annual meeting of stockholders, each non-employee director received an annual cash retainer of $27,500 and the chairman of our board of directors received an additional annual cash fee of $12,000. In addition, for 2016 prior to the annual meeting of stockholders, the chair of each committee received an annual cash fee as follows:

Committee Chair	Annual Cash Fee
Audit	$15,000
Compensation	$10,000
Governance and Nominating	$6,800

For 2016 prior to the annual meeting of stockholders, the annual cash fee for each committee member, other than the chair, was as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$4,000
Governance and Nominating	$2,700

Each non-employee director elected at the 2016 annual meeting of stockholders received an annual retainer of $31,000, a stock option grant to purchase up to $53,000 of shares of our common stock and a restricted stock award of $53,000 of shares of our common stock. The vesting schedules and other terms of the awards did not change. In addition, the chairman of our board of directors received an additional annual cash fee of $14,000.

For 2016 following the annual meeting of stockholders, the chair of each committee received an annual cash fee as follows:

Committee Chair	Annual Cash Fee
Audit	$17,000
Compensation	$10,000
Governance and Nominating	$7,000

For 2016 following the annual meeting of stockholders, the annual cash fee for each committee member, other than the chair, was as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$7,000
Compensation	$5,000
Governance and Nominating	$3,000

Our director compensation plan is unchanged for directors elected at our 2017 annual meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of compensation arrangements of our named executive officers for 2016. Our named executive officers for 2016 were:

•	Archie C. Black, our President and Chief Executive Officer,

•	Kimberly K. Nelson, our Executive Vice President and Chief Financial Officer, and

•	James J. Frome, our Executive Vice President and Chief Operating Officer.

Executive Summary

We are a technology company with $193.3 million in annual revenues. We are a leading provider of cloud-based supply chain management solutions, providing network-proven integrations and comprehensive retail performance analytics to thousands of customers worldwide.

2016 was a successful year for us. As reflected in our earnings releases we focus on improving revenue, recurring revenue, net income (and diluted EPS), non-GAAP net income (and diluted non-GAAP EPS) and non-GAAP Adjusted EBITDA and we performed well on all these measures in 2016. A reconciliation of net income to non-GAAP net income (and diluted non-GAAP EPS) and to Adjusted EBITDA is incorporated by reference to the sections titled “Results of Operations — Year Ended December 31, 2016 Compared to Year Ended December 31, 2015 — Non-GAAP Income Per Share” and “— Adjusted EBITDA,” respectively, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017 (SEC file no. 001-34702).

•	We had sequential revenue growth for all four quarters of 2016 and we now have 64 consecutive quarters of sequential revenue growth.

•	Our revenues of $193.3 million, compared to $158.5 million for 2015, reflect 22% growth from 2015.

•	Our average recurring revenue per recurring revenue customer increased 16% from 2015, and our recurring revenue from recurring revenue customers grew 23% from 2015.

•

We achieved improvements in operational efficiency that produced Adjusted EBITDA of $26.5 million, compared to $22.6 million in 2015, and non-GAAP income per diluted share of $1.01 in 2016 compared to $0.84 in 2015.

As reflected in our compensation philosophy, we set the compensation of our executive officers, including the named executive officers, based on their ability to create sustainable long-term stockholder value in a cost-effective manner. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of our executive compensation program are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to our financial and stock price performance in an effort to generate and reward superior individual and collective performance;

•

Stockholder Alignment: Link our executives’ incentive goals with the interests of our stockholders, provide equity-based forms of compensation and establish specific stock ownership guidelines for employees in key management positions throughout our Company;

•	Long-Term Success: Support and reward our executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Attraction and Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that is significantly weighted towards long-term goals. This approach aids us in the retention of executive officers and assures that the interests of our executive officers and stockholders are aligned. Although the program emphasizes performance-based and equity-based compensation as a percentage of total direct compensation (base salary and annual and long-term incentives), we do not, however, have specific policies governing the allocation of the total direct compensation opportunity among its various components.

Accordingly, our 2016 compensation actions and decisions were based on our accomplishment in this area. Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Our compensation committee also considers the results of the stockholders’ advisory vote on the compensation of our named executive officers. At our 2016 Annual Meeting, our say-on-pay proposal received “for” votes that represented approximately 98% of the shares voted on this proposal. The compensation committee considered the results of the say-on-pay vote when evaluating our compensation practices and policies in 2016 and when setting the compensation of our named executive officers for 2016 and 2017. The compensation committee believes that the significant support for the 2016 say-on-pay proposal demonstrates stockholders’ support of our compensation policies.

In 2016, the committee took the following actions with respect to the compensation of the named executive officers:

•	increased base salaries between 10% and 16% per individual compared to 2015;

•	awarded formula-based bonuses at 23% of the target bonus opportunity established at the beginning of the year; and

•	approved stock option and restricted stock unit awards to satisfy competitive market concerns, satisfy our retention objectives, and reward individual performance for 2016.

In addition to the compensation actions and decisions noted above, we maintained the following compensation policies and practices in 2016:

•	named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits;

•

our compensation programs are reviewed regularly by our compensation committee, which has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on our Company company;

•

Our compensation committee engaged an independent compensation consultant, Compensia, to assist the committee with determining compensation for our named executive officers as well as provide the committee with market data and guidance on best practices;

•	our insider trading policy prohibits our directors and executive officers from purchasing our securities on margin, or otherwise pledging or hedging our securities;

•

our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our executive officers and our stockholders;

•	the annual equity awards granted to our executive officers vest or are earned over a multi-year period, consistent with market practice and our retention objectives;

•	we maintain stock ownership guidelines which require our chief executive officer to beneficially own shares of our common stock with a value equal to at least three times his base salary;

•	we do not provide perquisites or other personal benefits to our executive officers beyond what is provided to our other employees; and

•	our executive officers participate in broad-based Company-sponsored health and welfare benefits program on the same basis as our other full-time, salaried employees.

Compensation Objectives and Process

We have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, annual cash bonuses and equity awards. During 2016, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Historically, our compensation committee has established all elements of compensation for our named executive officers. Generally, prior to making its compensation determinations, our Chief Executive Officer provides his review of our other named executive officers to the compensation committee. Our compensation committee engaged Compensia, Inc., a national compensation consultant, to help evaluate our compensation philosophy and provide guidance in administering our compensation program.

Our compensation committee determines executive compensation, in part, by reference to the compensation information for the executives of a peer group of comparable companies. For 2016, our compensation committee reviewed an updated version of the formal compensation study and executive compensation market assessment prepared in 2012 by Compensia, our independent compensation consultant retained by our compensation committee. The competitive market data used in the Compensia study was gathered from our compensation peer group, which consisted of the following US-based technology companies of similar size:

•	Benefitfocus

•	BroadSoft

•	Callidus Software

•	Carbonite

•	Cvent

•	Demandware

•	Envestnet

•	HealthStream

•	Imperva

•	Jive Software

•	LivePerson

•	LogMeIn

•	Marketo

•	Monotype Imaging

•	PROS Holdings

•	Proto Labs

•	Qualys

•	Stamps.com

Data from the compensation peer group is valuable to the compensation committee because it provides insight into competitive pay practices for each of the elements of total compensation as well as confirms the reasonableness of its compensation decisions. Our compensation committee has determined that Compensia is independent and the services provided by Compensia currently do not and during 2016 did not raise any conflict of interests.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for each of our named executive officers are initially established based on arm’s-length negotiations between us and the executive. Our compensation committee reviews the base salaries of our named executive officers annually at the beginning of each year. When negotiating or reviewing base salaries, the compensation committee considers market competitiveness based on their experience, the executive’s expected future contribution to our success and the relative base salaries and responsibilities of our other executives.

In February 2016, our named executive officers received base salary increases between 10% and 16% of their 2015 base salaries. The adjustments were made to transition our named executive officer’s compensation to be competitive with the compensation of other similarly situated companies as reflected in the compensation peer group.

Annual Cash Bonus

2016 Management Incentive Plan

Our named executive officers participated in our management incentive plan, which provides them with an opportunity to receive a formula-based cash bonus. The formula-based bonus is intended to motivate our executives to achieve specific financial goals that will drive the growth and success of our business.

The formula-based bonus is based on the target bonus opportunity for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target bonus opportunity based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year is determined by a matrix approved by the compensation committee at the beginning of the year that takes into account our revenues and earnings before interest, taxes, depreciation and amortization and stock-based compensation, and other adjustments including the impact of an earn-out adjustment related to the Toolbox acquisition in 2016 and the impact of use tax refunds in 2015 related to items previously expensed, or Adjusted EBITDA. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA because Adjusted EBITDA is a useful measure of our operating performance.

The matrix approved for 2016 provided that each executive would receive a percentage of his or her target formula-based bonus, between 0% and 165%, based on our actual revenues and Adjusted EBITDA performance for the year. For example, to be paid out at the maximum 165% bonus level, we needed to generate $198.8 million in revenue and at least $26.5 million of Adjusted EBITDA. For our executives to earn their target bonuses for 2016, we needed to generate revenues of approximately $196.0 million and Adjusted EBITDA of approximately $26.5 million. If we failed to achieve either revenues of approximately $193.2 million or Adjusted EBITDA of approximately $26.5 million, our named executive officers would not receive a formula-based bonus for the year.

The compensation committee has the discretion to adjust the pre-established target levels for revenues and Adjusted EBITDA in the event we complete one or more acquisitions during the year. The compensation committee did not exercise such discretion for 2016.

The compensation committee did not exercise such discretion for 2016. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2016. For 2016, we delivered $26.5 million of Adjusted EBITDA and $193.3 million in revenues. We met the target for Adjusted EBITDA but did not meet the target for revenue for 100% payout. As a result, the formula-based bonus for each named executive officer was determined to be 23% of the target amount, resulting in the following payouts:

•	Mr. Black — $102,350

•	Ms. Nelson — $62,100

•	Mr. Frome — $59,800

Equity Awards

Historically, we have granted our named executive officers stock options and restricted stock unit awards in connection with their employment. When determining the size of the award, our compensation committee considers the executive’s position and responsibilities, the equity holdings of our other executives, competitive market data, CEO recommendations, and the anticipated future contribution the executive will make to our success. We believe stock options and restricted stock unit awards are an important element of compensation because they provide our executives a potential ownership interest in our company, which helps align executives’ interests with those of other stockholders. We believe stock options further align the interest of our executives and stockholders because the executives profit from stock options only if our stock price increases relative to the option’s exercise price. We believe options also help retain our executives because the awards vest over several years, and vesting depends on the executive’s continued employment with us. Similarly, restricted stock unit awards vest over several years and have immediate value to the executives upon vesting, while requiring the executives to maintain continuous employment with us in order for the awards to vest. Typically, these stock options and restricted stock unit awards vest over a period of four years. The vesting of these stock options and restricted stock units in the event of a termination or change in control is described in more detail below under “– Potential Payments Upon Termination or Change in Control.” Under our stock ownership guidelines, our chief executive officer is required to beneficially own shares of our common stock with a value equal to at least three times his annual base salary. Currently, we do not require our other named executive officers to satisfy a minimum stock ownership level.

At the beginning of each year, our compensation committee grants annual equity awards to our named executive officers. In 2016, Mr. Black received a stock option to purchase 76,190 shares of our common stock, Ms. Nelson received a stock option to purchase 34,208 shares of common stock, and Mr. Frome received a stock option to purchase 34,208 shares of common stock. Our policy is to grant annual stock options with an exercise price equal to the fair market value of our common stock on the date of grant.

Our named executive officers also received of restricted stock unit awards to be settled in shares of our common stock ranging from a restricted stock unit award in the amount of 25,478 shares for Mr. Black, a restricted stock unit award in the amount of 11,439 shares for Ms. Nelson, and a restricted stock unit award in the amount of 11,439 shares for Mr. Frome.

These equity awards to our named executive officers reflect the pay levels our compensation committee believed were appropriate relative to the market data, each executive’s individual performance, and maintaining an overall competitive compensation package.

In the future, we anticipate that equity compensation, whether in the form of restricted stock, stock options, restricted stock units, performance share units, or other stock-based awards, will remain a significant part of our executive compensation program and will continue to be granted on an annual basis to ensure a continued unvested equity component to the executive compensation package.

Other Compensation

Perquisites are not a material aspect of our executive compensation program. All of our full-time employees, including our named executive officers, are eligible to participate in our Section 401(k) plan. Pursuant to our Section 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our Section 401(k) plan. Our Section 401(k) plan provides that we will match eligible employees’ Section 401(k) contributions equal to 25% of the employee’s elective deferrals, up to the first 6% of the employee’s pre-tax annual compensation.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our named executive officers that require us to provide certain payments and benefits to them in the event of a termination of employment, including, a termination of employment in connection with a change in control of the Company. We believe that these payments and benefits were necessary to attract our executives and that they are in the best interests of the Company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of a change in control.

Tax Implications

As a publicly-traded company we are not permitted under Section 162(m) of the Internal Revenue Code (the “Code”) to deduct compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. Compensation that is considered “performance based” for purposes of Section 162(m) is excluded from this limitation. Non-performance based compensation paid to our named executive officers for 2016 exceeded the $1.0 million limit per individual.

Our compensation committee believes that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more named executive officers with the opportunity to earn compensation which may not qualify as “performance based” for purposes of Section 162(m), such as cash incentive awards under programs not approved by our stockholders or restricted stock grants tied to the named executive officer’s continued service, and which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Our compensation committee believes it is important to maintain this flexibility in determining cash and equity incentive compensation in order to attract and retain high caliber named executive officer candidates, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, our compensation committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors the inclusion of the Compensation Discussion and Analysis in the Company’s definitive proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors of SPS Commerce, Inc.

Martin J. Leestma, Chairperson

James B. Ramsey

Michael A. Smerklo

Summary Compensation Table

The following table provides information regarding the compensation paid to and earned by our named executive officers in 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Archie C. Black	2016	495,000	—	1,224,982	1,224,987	102,350	3,975	3,051,294
Chief Executive Officer and President	2015	425,000	—	907,390	907,483	344,250	3,975	2,588,098
	2014	403,760	80,750	617,952	618,022	188,961	3,900	1,913,345

Kimberly K. Nelson	2016	345,000	—	549,987	549,998	59,800	3,514	1,508,299
Executive Vice President and Chief Financial Officer	2015	313,000	—	448,966	448,998	169,020	3,473	1,383,457
	2014	295,610	40,635	262,613	262,655	95,122	3,846	960,481

James J. Frome	2016	360,000	—	549,987	549,998	62,100	5,313	1,527,398
Executive Vice President and Chief Operating Officer	2015	319,000	—	458,494	458,494	215,325	3,975	1,455,288
	2014	298,700	41,070	262,613	262,655	96,108	3,900	965,046

(1)	Represents the grant date fair value of the stock-based awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our stock option awards for financial reporting purposes, please refer to Note I to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2017.

(2)	Represents matching contributions under our Section 401(k) plan.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in 2016:

			Estimated Future Payouts Under Non-Equity Incentive Plans			All Other Stock Awards: Number of Units (#)(2)	All Other Option Awards: Number Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Archie C. Black	—	February 2, 2016	102,350	445,000	734,250	—	—	—	—
	February 5, 2016	February 2, 2016	—	—	—	25,478	—	—	1,224,982
	February 5, 2016	February 2, 2016	—	—	—	—	76,190	48.08	1,224,987
Kimberly K. Nelson	—	February 2, 2016	59,800	260,000	429,000	—	—	—	—
	February 5, 2016	February 2, 2016	—	—	—	11,439	—	—	549,987
	February 5, 2016	February 2, 2016	—	—	—	—	34,208	48.08	549,988
James J. Frome	—	February 2, 2016	62,100	270,000	445,500	—	—	—	—
	February 5, 2016	February 2, 2016	—	—	—	11,439	—	—	549,987
	February 5, 2016	February 2, 2016	—	—	—	—	34,208	48.08	549,988

(1)	Our compensation committee approved grants of stock options identified in the “All Other Option Awards” column and grants of restricted stock unit awards identified in the “All Other Stock Awards” column on February 2, 2016. In accordance with the terms of these approvals, the grant date of these awards was February 5, 2016.

(2)	The restricted stock unit awards identified in the “All Other Stock Awards” column approved on February 2, 2016 vest as to one-fourth of the underlying units on February 5, 2017, with the remaining underlying units vesting in 36 equal monthly installments on the fifth day of each month thereafter beginning March 5, 2017.

(3)	The stock options identified in the “All Other Option Awards” column approved on February 2, 2016 vest as to one-fourth of the underlying shares on February 5, 2017, with the remaining underlying option shares vesting in 36 equal monthly installments on the fifth day of each month thereafter beginning March 5, 2017.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding the outstanding equity awards held by our named executive officers as of December 31, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Grant Date (4)(5)	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock that Have Not Vested ($)(2)(3)
Archie C. Black	48,645	—	16.64	February 11, 2021	—	—	—
	31,521	—	25.32	February 10, 2019	—	—	—
	32,515	1,414	39.01	February 8, 2020	February 8, 2013	—	—
	-	76,190	48.08	February 5, 2023	February 5, 2016	—	—
	16,681	6,870	65.95	February 10, 2021	February 10, 2014	—	—
	12,947	15,302	67.10	February 9, 2022	February 9, 2015	—	—
	4,471	6,260	68.95	April 27, 2022	April 27, 2015	—	—
	—	—	—	—	April 27, 2015	2,115	147,817
	—	—	—	—	February 8, 2013	508	35,504
	—	—	—	—	February 5, 2016	25,478	1,780,657
	—	—	—	—	February 9, 2015	5,308	370,976
	—	—	—	—	February 10, 2015	2,733	191,009
Kimberly K. Nelson	6,700	—	12.00	April 27, 2020	—	—	—
	34,322	—	16.64	February 11, 2021	—	—	—
	15,968	—	25.32	February 10, 2019	—	—	—
	17,456	759	39.01	February 8, 2020	February 8, 2013	—	—
	—	34,208	48.08	February 5, 2023	February 5, 2016	—	—
	7,089	2,920	65.95	February 10, 2021	February 10, 2014	—	—
	8,841	10,450	67.10	February 9, 2022	February 9, 2015
	—	—	—	—	February 9, 2015	1,162	81,212
	—	—	—	—	February 8, 2013	273	19,080
	—	—	—	—	February 5, 2016	11,439	799,472
	—	—	—	—	February 9, 2015	3,625	253,351
James J. Frome	3,280	—	30.89	August 9, 2019	—	—	—
	17,456	759	39.01	February 8, 2020	February 8, 2013	—	—
	—	34,208	48.08	February 5, 2023	February 5, 2016	—	—
	7,089	2,920	65.95	February 10, 2021	February 10, 2014	—	—
	9,028	10,671	67.10	February 9, 2022	February 9, 2015	—	—
	—	—	—	—	February 9, 2015	3,702	258,733
	—	—	—	—	February 5, 2016	11,439	799,472
	—	—	—	—	February 10, 2015	1,162	81,212
	—	—	—	—	February 8, 2013	273	19,080

(1)	Stock options become exercisable as to one-fourth of the shares on the one year anniversary of the vesting commencement date (typically the grant date), with the remaining shares vesting in a series of 36 equal monthly installments upon completion of each additional month of service.

(2)	Restricted Stock Units generally vest as to one-fourth of the units on the one year anniversary of the vesting commencement date (typically the grant date), with the remaining units vesting in a series of 36 equal monthly installments upon completion of each additional month of service.

(3)	Dollar values are calculated using the year end closing sale price of a share of our common stock on the NASDAQ Stock Market, which was $69.89.

(4)	Options vest as to one-fourth of the shares on the first anniversary of their grant date. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service thereafter.

(5)	Restricted stock units vest as to one-fourth of the shares on the first anniversary of their grant date. The remaining underlying units vest in a series of 36 successive equal monthly installments upon completion of each additional month of service thereafter.

2016 Options Exercised and Stock Vested Table

The following table sets forth certain information regarding stock awards vested and stock option exercises by our named executive officers during 2016:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)
Archie C. Black	12,162	658,115	65,150	2,931,111

Kimberly K. Nelson	6,078	323,649	0	0

James J. Frome	6,359	338,345	15,968	589,501

(1)	This value is determined by multiplying the number of shares of our common stock by the fair market value of our common stock of a share of our common stock on the vesting date.

(2)	Reflects the aggregate number of shares of our common stock acquired on exercise by each named executive officer during 2016.

(3)	Reflects the aggregate value realized on exercise in 2016 by each named executive officer by aggregating (1) the difference between (a) the market price of our common stock on the exercise date and (b) the per share exercise price (2) multiplied by the number of shares of our common stock acquired on exercise.

Pension Benefits

We do not offer pension benefits to our named executive officers.

Non-Qualified Deferred Compensation

We do not offer non-qualified deferred compensation to our named executive officers.

Employment Agreements

We entered into an employment agreement with Archie C. Black, our Chief Executive Officer. The initial term of the agreement expired on December 31, 2009, but the agreement automatically renews for additional one-year terms unless terminated by us or Mr. Black. This agreement renewed for an additional year on January 1, 2017. Pursuant to the agreement, Mr. Black’s base salary is reviewed annually by our compensation committee and may be maintained or increased, but not decreased, in the compensation committee’s discretion. Mr. Black’s employment agreement requires him not disclose our confidential information or disparage us, our officers or our employees at any time during the term of the agreement or thereafter.

In February 2016, we entered into revised employment agreements with each of our named executive officers other than Mr. Black. These “at-will” agreements continue in effect until the executive officer’s employment is terminated. We previously entered into confidentiality and non-competition agreements with our named executive officers other than Mr. Black. These agreements require the executive officers not disclose our confidential information at any time. The agreements also require the executive officers not to compete with us or solicit our employees to engage in other employment during the term of their employment with us and for one year thereafter. We have entered into a confidentiality agreement, but not a non-competition agreement, with Mr. Black.

The employment agreements with our named executive officers address various termination of employment scenarios. No severance payments or benefits are made to a named executive officer whose employment is terminated for cause. The terms of potential payments under these agreements upon a termination of employment are summarized below under “— Potential Payments Upon Termination or Change-in-Control.”

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into various agreements that will require us to provide certain payments and benefits to our named executive officers in the event of certain specified termination of employment, including a termination of employment in connection with a change in control of the Company.

Mr. Black

Our employment agreement with Archie C. Black, our Chief Executive Officer, provides that, if we terminate his employment without cause, or if he terminates his employment with us for good reason, we will:

(1)	pay any unused vacation accrued as of the date of termination and pay his salary for 12 months in accordance with our regular payroll practices; and

(2)	provide health care benefits to him and his family for up to 12 months after the date of termination on the same terms as they are provided as of the date of termination.

For purposes of his employment agreement, “cause” means (a) conviction of a felony; (b) dishonesty or gross misconduct in the performance of the agreement; or (c) failure by Mr. Black to cure his material breach of the agreement within 30 days of receiving written notice of breach from us. Mr. Black may terminate his employment for “good reason” (a) by providing us with notice of his intent to terminate his employment within 10 days of his annual performance review; (b) our failure to cure our material breach of the agreement within 30 days of receiving written notice of breach from him; or (c) upon a change in control of the Company, which includes removal of Mr. Black as our Chief Executive Officer by our board of directors or the occurrence of a transaction that results in the holders of our stock immediately prior to the transaction ceasing to hold the voting power necessary to elect a majority of our board following the transaction.

Also, if we terminate Mr. Black’s employment if he suffers a permanent disability, we will maintain for his benefit for 12 months after termination all health benefit plans in which he was entitled to participate immediately prior to termination.

Other Named Executive Officers

In February 2016, we entered into revised employment agreements with each of our named executive officers other than Mr. Black. These new agreements provide that, if we terminate the named executive officer’s employment without cause prior to a change in control of the Company, we will pay the named executive officer:

•	12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices;

•

a lump-sum payment equal to 100% of his or her target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to 12 months of continued payment of health insurance premiums.

If the named executive officer resigns for good reason prior to a change in control of the Company, we will pay the named executive officer:

•	six months of his or her then-current base salary over a six-month period in accordance with our normal payroll practices;

•

a lump-sum payment equal to 50% of his or her target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to six months of continued payment of health insurance premiums.

If we terminate the named executive officer’s employment without cause upon or within 12 months after a change in control of the Company, or if the named executive officer terminates his or her employment for good reason upon or within 12 months after a change in control of the Company, we will pay the named executive officer:

•	12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices;

•

a lump-sum payment equal to 100% of the named executive officer’s target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to 12 months of continued payment of health insurance premiums.

In addition, the employment agreements with each of our named executive officers other than Mr. Black provide that all unvested stock options, restricted stock unit awards and other equity awards as of the change in control of the Company will become fully vested as of the change in control. A “change in control” and the reasons for which a named executive officer other than Mr. Black may be terminated for “cause” are defined in accordance with our 2001 Stock Option Plan and described below. A named executive officer other than Mr. Black may terminate his or her employment for “good reason” if there is a material reduction in his or her base salary, a material reduction in responsibilities or a relocation of his or her primary work location by more than 30 miles, provided that he or she must give notice of the event giving rise to “good reason” to us within days of the first occurrence of the event, and provided further that we then have 30 days in which to remedy the event.

Payment of these amounts is subject to certain conditions and limitations, including, with respect to each named executive officer other than Mr. Black, that he or she must execute a release of claims against us.

Stock Option Agreements and Restricted Stock Unit Agreements

Generally, option agreements executed pursuant to our 2001 Stock Option Plan, provide that, in the event of a change in control of the Company, outstanding stock options granted to senior management, including our named executive officers, immediately become exercisable as to 50% of the unvested shares subject to option. Our option agreements with our named executive officers also provide that if his or her employment with us is terminated, or his or her employment responsibilities or base salary are materially reduced, other than for cause, prior to the first anniversary of the change in control, all remaining unvested shares subject to the option immediately become fully exercisable.

For these purposes a “change in control” includes (1) any person’s acquisition of beneficial ownership of 50% or more of our outstanding common stock; (2) a failure to have a majority of our board of directors be people for whose election our board solicited proxies; (3) approval by our stockholders of a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the corporation resulting from the transaction; or (4) approval by our stockholders of the disposition of all or substantially all of our assets. “Cause” for termination exists upon (a) failure by the named executive officer to cure his or her material breach of the terms of a non-competition/non-solicitation agreement between us and the officer within 30 days of receipt of written notice of breach from us; (b) gross negligence or willful misconduct by the officer; (c) conviction of the officer of a crime involving moral turpitude or any felony; (d) willful violation of instructions from our board of directors or Chief Executive Officer; or (e) fraud, embezzlement, theft or proven dishonesty against us.

Generally, option agreements and restricted stock unit agreements executed pursuant to our 2010 Equity Incentive Plan provide that in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2010 Equity Incentive Plan. Our awards agreements with our executive officers typically provide that if awards granted to the executive officer under the 2010 Equity Incentive Plan are continued, assumed or replaced in connection with such an event and if within one year after the event he or she experiences an involuntary termination of service other than for cause, then his or her outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the administrator may provide for the surrender of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control (as defined in the 2010 Equity Incentive Plan) of the Company that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our company’s assets, the plan administrator, in its discretion, may provide that any outstanding award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant within one year after the change in control or that any outstanding award will be surrendered in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The following tables list the potential payments and benefits upon a termination of employment or change in control of the Company for our named executive officers. The tables assume the triggering event for the payments or provision of benefits occurred on December 31, 2016, the last day of our last completed fiscal year. Amounts in the tables for the vesting of unvested stock options are calculated based on the number of accelerated stock options multiplied by the difference between $69.89, the closing price for a share of our common stock on The NASDAQ Stock Market on December 30, 2016, the last trading day of our last completed fiscal year, and the per share exercise price.

Archie C. Black

Triggering Event	Salary & Unused Vacation	Health Benefits(1)	Value of Accelerated Restricted Stock Units	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason Unrelated to Change in Control	$542,596	$10,386	—	—
Permanent Disability	—	$10,386	—	—
Change in Control With Related Termination	$542,596	$10,386	$2,525,963	$1,781,013

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.

Kimberly K. Nelson

Triggering Event	Salary & Bonus	Health Benefits(1)	Value of Accelerated Restricted Stock Units	Vesting of Unvested Stock Options
Termination Without Cause Unrelated to Change in Control	$404,800	$8,145	—	—
Termination for Good Reason Unrelated to Change in Control	$202,400	$4,073	—	—
Termination Without Cause or for Good Reason Related to Change in Control	$404,800	$8,145	$1,153,115	$810,175
Change in Control Without Related Termination	$404,800	$8,145	$1,153,115	$810,175

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.

James J. Frome

Triggering Event	Salary & Bonus	Health Benefits(1)	Value of Accelerated Restricted Stock Units	Vesting of Unvested Stock Options
Termination Without Cause Unrelated to Change in Control	$422,100	$10,386	—	—
Termination for Good Reason Unrelated to Change in Control	$211,050	$5,193	—	—
Termination Without Cause or for Good Reason Related to Change in Control	$422,100	$10,386	$1,158,497	$810,791
Change in Control Without Related Termination	$422,100	$10,386	$1,158,497	$810,791

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.

Outstanding Equity Awards

The following table summarizes, as of December 31, 2016, the number of shares of our common stock to be issued upon exercise of outstanding stock options and settlement of restricted stock unit awards granted under our equity plans as of December 31, 2016. The table also includes the weighted-average exercise price of outstanding stock options and the number of shares of our common stock remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by stockholders(1)(2)	1,205,054	(3)	38.43	(4)	4,930,712	(5)
Equity compensation plans not approved by stockholders	None		N/A		None

(1)	Includes the 2001 Stock Option Plan, the 2010 Equity Incentive Plan, and the Employee Stock Purchase Plan.

(2)	The 2010 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2010 Equity Incentive Plan shall be increased on January 1 of each year beginning in 2011 and ending on January 1, 2020 in an amount equal to the lesser of 6% of the total number of our shares outstanding as of December 31 of the immediately preceding calendar year or a number of shares determined by our board of directors; provided, however, no more than 1,201,500 shares of our common stock may be issued upon the exercise of incentive stock options.

(3)	Includes 1,016,012 shares subject to outstanding and unexercised stock options and 189,042 shares issuable in settlement of restricted stock unit awards.

(4)	The weighted average exercise price reflects only the outstanding stock options, as the other forms of awards disclosed in this note entail the issuance of shares for the payment of no consideration.

(5)	Includes 1,062,482 shares remaining available for future issuance under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Nominees, Executive Officers and Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows how many shares of our common stock were beneficially owned as of March 28, 2017 by each of the persons known by us to be beneficial owners of more than 5% of our common stock, directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Percentage ownership of our common stock in the table is based on 17,200,526 shares of our common stock issued and outstanding on March 28, 2017. Except as otherwise noted below, persons have sole voting and investment power and the address for each director or officer listed in the table is c/o SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors:
Archie C. Black	170,471	(1)	*
James J. Frome	52,788	(2)	*
Martin J. Leestma	38,228	(3)	*
Kimberly K. Nelson	123,883	(4)	*
James B. Ramsey	16,950	(5)	*
Tami L. Reller	6,599	(6)	*
Michael A. Smerklo.	13,449	(7)	*
Philip E. Soran	37,729	(8)	*
Sven A. Wehrwein	26,463	(9)	*
All directors, director nominees, and executive officers as a group (9 persons)	486,560		2.8%
Other beneficial owners:
BlackRock, Inc.	1,707,000	(10)	9.9%
Hound Partners, LLC	989,555	(11)	5.8%
Janus Capital Management LLC	937,882	(12)	5.5%

*	Less than one percent

(1)	Includes 800 shares owned by Mr. Black’s sons, 33,060 shares owned by Mr. Black, 133,518 shares subject to options that are exercisable within 60 days of the date of the table, 1,081 shares of restricted stock that have vested but have not been settled as of the date of the table and 2,012 shares of restricted stock that will vest within 60 days of the date of the table. Mr. Black may be deemed to have shared voting and investment power over the shares held by the Charitable Trust and his sons, but disclaims beneficial ownership of such shares. Mr. Black has served as our Chief Executive Officer and President and a member of our board of directors since 2001.

(2)	Includes 51,397 shares of Mr. Frome subject to options that are exercisable within 60 days of the date of the table, 464 shares of restricted stock that have vested but have not been settled as of the date of the table and 927 shares of restricted stock that will vest within 60 days of the date of the table. Mr. Frome has served as our Executive Vice President and Chief Operating Officer since August 2012.

(3)	Includes 3,093 shares owned by Mr. Leestma, and 35,135 shares subject to options that are exercisable within 60 days of the date of the table.

(4)	Includes 17,623 shares owned by Ms. Nelson, 104,878 shares subject to options that are exercisable within 60 days of the date of the table, 461 shares of restricted stock that have vested but have not been settled as of the date of the table and 921 shares of restricted stock that will vest within 60 days of the date of the table. Ms. Nelson has served as our Executive Vice President and Chief Financial Officer since 2007.

(5)	Includes 2,590 shares owned by Mr. Ramsey, 14,360 shares subject to options that are exercisable within 60 days of the date of the table.

(6)	Includes 1,013 shares owned by Ms. Reller, 5,586 shares subject to options that are exercisable within 60 days of the date of the table.

(7)	Includes 760 shares owned by Mr. Smerklo, 12,689 shares subject to options that are exercisable within 60 days of the date of the table.

(8)	Includes 5,266 shares owned by Mr. Soran, 32,463 shares subject to options that are exercisable within 60 days of the date of the table.

(9)	Includes 4,593 shares owned by Mr. Wehrwein, 21,870 shares subject to options that are exercisable within 60 days of the date of the table.

(10)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by BlackRock, Inc. on January 17, 2017, and reflects beneficial ownership as of December 31, 2016. BlackRock, Inc. has sole voting power as to 1,671,475 shares and sole dispositive power as to 1,707,000 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(11)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Hound Partners, LLC jointly with Hound Performance, LLC, Jonathan Auerbach and Hound Partners Offshore Fund, LP, on January 17, 2017, and reflects beneficial ownership as of December 31, 2016. Hound Partners, LLC has shared voting power as to 989,553 shares and shared dispositive power as to 989,553 shares. The address for Hound Partners, LLC is 101 Park Avenue, 47th Floor New York, New York 10178.

(12)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Janus Capital Management LLC, LLC on February 13, 2017, and reflects beneficial ownership as of December 31, 2016. Janus Capital Management LLC has sole voting power as to 937,882 shares and sole dispositive power as to 937,882 shares. The address for Janus Capital Management LLC, LLC is 151 Detroit Street, Denver, Colorado, 80206.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of Forms 3, 4 and 5 and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2015 have been satisfied, except (a) our chief executive officer inadvertently filed (i) a Form 4 two days late that reported five transactions and (ii) a Form 4 one day late that reported five transactions, (b) our chief operating officer inadvertently filed a Form 4 two business days late that reported two transactions, (c) our chief financial officer inadvertently filed a Form 4 two business days late that reported two transactions and (d) our directors inadvertently failed to file Form 4s reporting their annual option and restricted stock awards granted in connection with their election that were disclosed in our 2015 annual meeting proxy statement. The directors subsequently reported these awards on Form 5s.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are or has at any time during the last completed fiscal year been an officer or employee of ours. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the last completed fiscal year.

Transactions with Related Persons

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director Indemnification Agreements

We entered into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Policy for Approval of Related Person Transactions

The board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that any executive officer requesting to enter into a transaction with a “related person” generally must promptly disclose to our audit committee the related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and stockholders and the terms of the transaction are fair to our company. No related person transaction will be consummated without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a “related person” includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include transactions available to all of our employees and stockholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve less than $120,000 in a fiscal year.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our audit committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of our consolidated financial statements. The consolidated financial statements of SPS Commerce, Inc. for the year ended December 31, 2016 were audited by KPMG LLP, independent auditor for the company.

As part of its activities, the audit committee has:

1.   Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.   Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

3.   Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of KPMG LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the board of directors of SPS Commerce, Inc. the inclusion of the audited consolidated financial statements in SPS Commerce, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of SPS Commerce, Inc.

Sven A. Wehrwein, Chairperson

Martin J. Leestma

Tami L. Reller

Philip E. Soran

Auditor Fees

KPMG LLP has served as our independent auditor since June 4, 2013. The following table presents fees for professional audit services rendered by KPMG LLP for 2016 and 2015.

	2016	2015
	(KPMG)	(KPMG)
Audit Fees(1)	$472,000	$384,000
Audit-Related Fees	—	—
Tax Fees(2)	$121,874	$54,790
All Other Fees	—	—

Total	$593,874	$438,790

(1)	Audit Fees consist of fees for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, the review of financial information included in our filings with the SEC (including our common stock offerings) and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of the aggregate fees billed in 2016 and 2015 for professional services rendered for transfer pricing, tax compliance, tax advice and tax planning.

Auditor Services Pre-Approval Policy

The audit committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the audit committee’s practice is to approve annually all audit, audit-related and tax and other services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the audit committee, which may delegate authority to grant such pre-approvals during the year to one or more independent members of the audit committee. Any pre-approvals granted pursuant to delegated authority must be reported to the audit committee at its next regular meeting.

Our audit committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

ITEM 2 — APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

Introduction

Our compensation committee (the “Committee”) originally adopted the Management Incentive Plan in 2016, and adopted this amendment and restatement of the Management Incentive Plan on February 9, 2017, subject to stockholder approval. We are asking our stockholders to approve the Management Incentive Plan as amended and restated (the “MIP”) in order to permit the Committee to provide annual incentive compensation to certain executive officers that will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) generally does not allow a publicly-held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to “covered employees” unless such compensation is considered “performance-based” for purposes of Section 162(m). Under Section 162(m) as currently interpreted by the Internal Revenue Service, the group of “covered employees” as of the end of any taxable year consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer.

Various requirements must be satisfied in order to qualify compensation paid to covered employees as performance-based compensation within the meaning of Section 162(m). One such requirement is that the our stockholders must approve the material terms of the plan under which the performance-based compensation is provided, which include a general description of the employees eligible to receive compensation under the plan, a description of the business criteria on which any performance goals are to be based, and the maximum amount of compensation that could be paid to any employee if the applicable performance goals are attained. As a result, when our board of directors adopted the MIP, it made its approval subject to the condition that the MIP be approved by our stockholders at the 2017 annual meeting.

In light of the timing of this stockholder vote, annual cash incentive awards for the 2017 performance period that have been granted to our executive officers have been granted under the MIP and made subject to and contingent upon stockholder approval of the MIP. If our stockholders do not approve the MIP, the Management Incentive Plan as it existed before this amendment and restatement will continue in effect, and the Committee will consider whether any alternative annual cash incentive compensation arrangements for our executive officers would be appropriate under the circumstances.

Description of the Management Incentive Plan

The following description of the MIP is only a summary of its material terms, and is qualified in its entirety by reference to the actual plan document, which is attached as Appendix A to this proxy statement.

Eligibility to Participate. Any employee of our company or any of its subsidiaries is eligible to participate in the MIP. The Committee will select the participants from among those eligible to participate, and will also designate from among participants who are executive officers those whose awards for that performance period are intended to qualify as performance-based compensation within the meaning of Section 162(m)(3) of the Code (“Performance-Based Compensation”).

Administration. The Committee will administer the MIP, which includes the authority to determine to whom awards will made under the MIP and the terms of those awards, to interpret the MIP, to establish rules and procedures regarding administration of the MIP, to determine whether conditions to payment of compensation under the MIP have been met, and to exercise discretion to reduce the amount of incentive compensation that would otherwise be payable under the MIP. The Committee may delegate its authority under the MIP to one or more of its members or one or more executive officers of our company with respect to awards to employees who are not executive officers.

Performance Period. Each performance period under the MIP will be a calendar year, beginning with 2017.

Performance Measures. Participants will receive awards under the MIP whose payout will be contingent upon the degree to which one or more performance goals based on performance measures specified by the Committee have been attained over the course of the applicable performance period. The Committee specifies the performance measures and establishes the performance goals within 90 days of the start of each performance period. For any MIP awards that are intended to Performance-Based Compensation, the Committee will specify the applicable performance measure(s) from among the following: (i) net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) revenue; (iv) gross profit; (v) operating income; (vi) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (viii) market share; (ix) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (x) stock price; (xi) total stockholder return; (xii) orders; (xiii) cost and expense management; (xiv) economic value added or similar value added measurements; or (xv) implementation or completion of critical projects.

Adjustments to Performance Measures or Goals. In connection with establishing or applying the performance goals applicable to any performance period, the Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Committee’s judgment, the impact of (i) events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), (ii) changes in applicable tax laws or accounting principles, or (iii) equity restructurings, reorganizations or other changes in corporate capitalization. However, no such adjustments may be made to awards intended to be Performance-Based Compensation if they would cause the award to fail to qualify as “performance-based compensation” under Code Section 162(m).

Determining Payment Amounts. Following the completion of each performance period, the Committee will determine the degree to which the applicable performance goals were attained and the corresponding annual incentive amounts that are payable to participants based on such attainment. The Committee has the discretion to reduce the annual incentive amount payable to any participant below the amount otherwise payable based on the attainment of the performance goals, as well the discretion to increase payout amounts in connection with awards that are not Performance-Based Compensation.

Payment of Awards. The amount of any award determined by the Committee to be payable to a participant will be paid in a lump sum cash payment (less applicable withholding taxes) no later than March 15 of the calendar year immediately following the end of the applicable annual performance period, assuming the participant continues to be employed by us at that time. The maximum amount that may be paid to any participant in connection with a MIP award that is intended to be Performance-Based Compensation may not exceed $5,000,000 for an annual performance period.

Termination of Employment. If a participant’s employment ends for any reason before the payment date of an award, that participant will forfeit the award and the right to receive payment for that performance period.

Amendment and Term of Plan. The MIP became effective on February 9, 2017, subject to approval by our stockholders at the Annual Meeting. The MIP will remain in effect until terminated by the board of directors or the Committee. The board of directors or the Committee may also amend or suspend the MIP at any time, and any amendment will be subject to stockholder approval only if such approval is necessary to enable compensation provided under the MIP to continue to qualify as performance-based compensation under Section 162(m), or to comply with any other applicable law or regulation.

Forfeiture or Recovery of Compensation. MIP awards and the annual incentive amounts paid or payable under the MIP will be subject to forfeiture, cancellation, reduction or recovery under any compensation recovery adopted by our company.

Federal Income Tax Consequences

Annual incentive compensation payments made in cash under the MIP will be taxed to the recipient as ordinary income in the year of receipt. Assuming that our stockholders approve the MIP and that the operational and other requirements that must be met for compensation provided under the MIP to qualify as performance-based under Section 162(m) are satisfied, we will be entitled to a deduction for federal income tax purposes equal to the amount of income recognized by participants in the MIP in each year that such income is recognized.

Awards Under the Plan

Because all awards under the MIP are discretionary with the Committee, neither the number nor types of future MIP awards to be received by or allocated to particular participants or groups of participants is presently determinable. However, as discussed above, annual cash incentive awards to our executive officers for the 2017 performance period have been granted under the MIP, subject to approval of the MIP by our stockholders. The effectiveness of the 2017 awards to our executive officers is expressly contingent upon stockholder approval of the MIP. The following table sets forth the target payout amounts associated with these 2017 MIP awards to our executive officers:

Name and Current Position	Target Payout ($)
Archie C. Black Chief Executive Officer and President	$445,000
Kimberly K. Nelson Executive Vice President and Chief Financial Officer	$260,000
James J. Frome Executive Vice President and Chief Operating Officer	$270,000

Actual amounts that would be earned and payable pursuant to these awards assuming stockholder approval of the MIP will be determined in accordance with the process described earlier in this proxy statement under the caption “Compensation Discussion and Analysis — Bonus — 2016 Management Incentive Plan”

As stated above, the MIP is being submitted for stockholder approval so that awards under the MIP can qualify for deductibility by our company under Section 162(m). However, stockholder approval of the MIP is only one of several requirements under Section 162(m) that must be satisfied for awards under the MIP to qualify as performance-based compensation purposes of Section 162(m), and approval of the MIP by our stockholders should not be viewed as a guarantee that all amounts paid under the MIP will, in practice, be deductible by our company.

Recommendation of the Board

The board of directors recommends a vote “FOR” the proposal to approve the adoption of the SPS Commerce, Inc. Amended and Restated Management Incentive Plan and the material terms thereof. Proxies solicited by the board of directors will be voted “FOR” this proposal unless a contrary vote is specified.

ITEM 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of our board of directors has selected KPMG LLP to serve as our independent auditor for the year ending December 31, 2017. While it is not required to do so, our board of directors is submitting the selection of KPMG LLP for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the audit committee will reconsider its selection. Representatives of KPMG LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The board of directors recommends that you vote FOR ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. and our subsidiaries for the year ending December 31, 2017. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 4 — ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, annual cash bonuses and equity awards. During 2016, our compensation primarily consisted of base salary, annual cash incentive awards, stock option and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Our stockholders have a right to cast an advisory vote on our executive compensation program at the annual meeting. As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the SPS Commerce, Inc. named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in our 2017 proxy statement.”

The board of directors urges our stockholders to endorse the compensation program for our named executive officers by voting FOR the resolution.

As discussed in the CD&A contained in this proxy statement, the compensation committee of the board of directors believes that the executive compensation for 2016 is reasonable and appropriate, is justified by our performance in an extremely difficult economic environment and is the result of a carefully considered approach. In deciding how to vote on this proposal, the board of directors advises you to consider the following factors related to the compensation paid to our named executive officers in fiscal 2016, each of which is discussed in the CD&A:

•

Our financial results exceeded the expectations we set at the beginning of the year, with a revenue increase of 22% over 2015, to $193.3 million, and a 17% increase in adjusted EBITDA to $26.5 million. Recurring revenue also increased 16% from 2015.

•	In 2016, we made only modest base salary increases for our named executive officers of between 10% and 16% per individual compared to 2015.

Because your vote is advisory, it will not be binding on the board of directors and will not overrule any decision by the board or require the board to take any action. However, the board of directors and the compensation committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote. The board of directors and the compensation committee consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

The board of directors, upon recommendation of the compensation committee, unanimously recommends a vote “FOR” approval of the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2018 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 1, 2017. The proposal should be addressed to SPS Commerce, Inc., Attention: Chief Financial Officer, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2018 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 23, 2018, and no later than February 22, 2018.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2015 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at SPS Commerce, Inc., 333 South Seventh Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary or call us at (612) 435-9400. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of SPS Commerce, Inc.

Archie C. Black

President and Chief Executive Officer

Dated: March 31, 2016

LOCATION OF SPS COMMERCE, INC. ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 23, 2017, at 8:00 a.m.

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 22, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SPS COMMERCE, INC. 333 SOUTH SEVENTH STREET SUITE 1000 MINNEAPOLIS, MN 55402

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 22, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 06	Archie C. Black 02 Martin J. Leestma 03 James B. Ramsey 04 Tami L. Reller 05 Michael A. Smerklo Philip E. Soran 07 Sven A. Wehrwein
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2	Approval of the Amended and Restated Management Incentive Plan.							☐	☐	☐
3	Ratification of the selection of KPMG LLP as the independent auditor for the fiscal year ending December 31, 2017.							☐	☐	☐
4	Advisory approval of the compensation of our named executive officers.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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SPS COMMERCE, INC.
Annual Meeting of Stockholders
May 23, 2017 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Archie C. Black and Kimberly K. Nelson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SPS Commerce, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, CT on May 23, 2017 at Faegre Baker Daniels LLP 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side